Prospectus Supplement
John Hancock CQS Multi Asset Credit Fund (the fund)
Supplement dated March 24, 2026 to the current Prospectus, as may be supplemented (the Prospectus)
At its meeting held on March 23, 2026, the Board of Trustees (the “Board” or the “Trustees”) of the fund, a closed-end fund operating as an interval fund, including, as applicable, a majority of the Trustees who are not “interested persons” of the fund, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), considered and approved: (1) the election of three (3) Trustees as members of the Board (the “Election”); and (2) other related changes.
The Board’s approval of the Election are subject to the approval of the fund’s shareholders (“Shareholders”). Accordingly, at an upcoming special meeting of Shareholders to be held on June 18, 2026 (the “Shareholder Meeting”), including any adjournment or postponement thereof, Shareholders will be asked to approve the Election. Shareholders will not be asked to approve any other changes. More detailed information about the Election to be voted on at the Shareholder Meeting will be provided in a forthcoming proxy statement on or about May 7, 2026.
When you receive your proxy statement, please review it carefully and cast your vote to avoid the additional expense to the fund of any future solicitations. This Supplement is not a proxy and is not soliciting any proxy, which can only be done by means of a proxy statement.
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.
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